Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Fourth Fiscal Quarter & Full Year 2009

Company Updates Development Activity

MIAMI--(BUSINESS WIRE)--April 7, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the twelve-week fourth fiscal quarter and fifty-two week fiscal year ended March 29, 2009. The Company also updated its recent development activity.

Fourth Fiscal Quarter 2009 Restaurant Sales

Total restaurant sales increased 5.4% to $73.6 million in the fourth fiscal quarter 2009 from $69.8 million in the fourth fiscal quarter 2008. For the fourth fiscal quarter 2009, Company-wide comparable restaurant sales were (10.4%), including (12.2%) at Benihana teppanyaki, (1.2%) at RA Sushi, and (12.6%) at Haru.

During the period, Benihana teppanyaki represented approximately 68.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 21.4% and 10.2% of consolidated restaurant sales, respectively. There were a total of 1,131 store-operating weeks in the fourth fiscal quarter of 2009 compared to 971 store-operating weeks in the fourth fiscal quarter of 2008.

Fiscal Year 2009 Restaurant Sales

Total restaurant sales for the fifty-two week fiscal year ended March 29, 2009 increased 2.9% to $303.9 million from $295.2 million in the fifty-two week fiscal year ended March 30, 2008. For fiscal year 2009, Company-wide comparable restaurant sales decreased (8.0%), including (7.7%) at Benihana teppanyaki, (7.5%) at RA Sushi, and (10.6%) at Haru.

For fiscal year 2009, Benihana teppanyaki represented approximately 68.1% of consolidated restaurant sales, while RA Sushi and Haru accounted for 20.2% and 11.7% of consolidated restaurant sales, respectively. There were a total of 4,603 store-operating weeks in fiscal year 2009 compared to 4,115 store-operating weeks in fiscal year 2008.

“Our fiscal year 2009 restaurant sales were in line with prior expectations, and we are encouraged that our quarterly Company-wide comparable sales were slightly higher on a sequential basis, with notable improvement at RA Sushi. While it would be premature to suggest that a full economic recovery is imminent, we believe that overall guest counts are beginning to stabilize, and are more hopeful that trends could improve from these levels as we move into fiscal year 2010. As always, we place the highest importance on differentiating our restaurant concepts, highlighting the distinct attributes of our dining experience, and providing value to our cost-conscious guests. Our successful execution of these key attributes will help ensure that we maintain their loyalty in these trying times,” said Richard C. Stockinger, Chief Executive Officer.

Development Activity

As previously announced, during the fourth fiscal quarter of 2009, the Company continued its development of new restaurants, adding two new Benihana teppanyaki locations to its portfolio. The Company opened in Coral Springs, Florida, near the Coral Square Mall, and in Columbus, Ohio, at Polaris Fashion Place. In addition, the Benihana teppanyaki restaurant located in Memphis, Tennessee, which was previously destroyed by a fire, was re-opened. Additionally, a second franchise location was opened in Chile, during the fiscal fourth quarter.

During the first quarter of fiscal 2010, the Company is planning to open three RA Sushi restaurants in Houston, Texas; Leawood, Kansas; and Atlanta, Georgia, along with one Benihana teppanyaki restaurant in Orlando, Florida.

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 95 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 22 RA Sushi Bar restaurants. Under development at present are nine restaurants -- four Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, 21 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200